PRESS RELEASE

Investor Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 kelliepruitt@htareit.com	Courtney L. Siegal Senior Financial Manager Healthcare Trust of America, Inc. 480.998.3478 courtneysiegal@htareit.com

Healthcare Trust of America, Inc. Obtains a New $275 Million Unsecured Revolving Credit Facility

Scottsdale, Arizona (November 23, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, is pleased to announce that it has closed a $275,000,000 unsecured revolving credit facility (“the Credit Facility”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and U.S. Bank National Association and Fifth Third Bank as Documentation Agents. The interest rate for the new facility ranges from 250 to 350 basis points over LIBOR, subject to the Company’s leverage ratio. The Credit Facility matures in November 2013.

Participants in the Credit Facility include JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., Fifth Third Bank, U.S. Bank National Association, Capital One, N.A., and Regions Bank. The Credit Facility includes an accordion feature whereby HTA has the option to increase total commitments by up to $225 million, for a total principal amount of $500 million, subject to such financing being provided by existing lenders or new lenders under the credit agreement. Existing lenders are not obligated to participate in the accordion.

“This credit facility is an important strategic asset. We are proud to have established these important relationships with quality financial institutions,” stated Kellie S. Pruitt, Chief Financial Officer at HTA. “Through these key relationships, HTA continues to expand our financial flexibility and the ability to strengthen our balance sheet.”

Since January 1, 2010, HTA has acquired approximately $472.1 million in medical office and healthcare related assets based on acquisition price, including 2.2 million square feet of gross leasable area, which is 97% leased.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $472.1 million in medical office and healthcare-related assets. These assets include a total of 20 acquisitions representing approximately 2.200 million square feet. Since its formation in 2006, HTA has made 73 geographically diverse acquisitions valued at approximately $1.93 billion based on purchase price, which includes 215 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 9.6 million square feet and includes 195 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our results may impacted by, among other things, changes in the condition of the debt and equity capital markets; changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is not an offer to sell or a solicitation of an offer to buy any securities.